Exhibit 4.36

ADDENDUM TO SUBSCRIPTION AGREEMENT

Relating to investments in RGI Marine Holding AS, reg.no. 933 582 361;

Table of content

1.	BACKGROUND	3

2.	CONDITIONS PRECEDENT	4

3.	CAP TABLE	4

4.	SHAREHOLDER LOAN	5

Annexes:

1.	Copy of Shareholder Loan

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This addendum (the “Addendum”) to the Subscription Agreement dated 31 July 2024 has been entered into as of 31 October 2025 between:

(1)	RGI Marine Ltd. a private company duly incorporated under the laws of England and Wales, with business reg. no. 1332 1268 (“RGI”);

(2)	Steady Offshore Shipping Pte Ltd, a company duly incorporated under the laws of Singapore, with business reg. no. 198105925N;

(3)	United Maritime Corporation, a company duly incorporated under the laws of the Republic of the Marshall Islands, with business reg. no. 112801;

(4)	Karean AS, a company duly incorporated under the laws of Norway, with business reg. no. 989 009 583; and

(5)	Mr Jonathan Elkington, a British citizen born on 26 October 1978, with passport number 556427970 ((2) to (5) shall be referred to herein as the “Investors”).

RGI Marine Holding AS, a company duly incorporated under the laws of Norway, with business reg. no. 933 582 361 (the “Company”).

The Company and the Investors are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

Unless otherwise stated, words with a capitalized initial letter in this Addendum shall have the same meaning as defined terms in the Subscription Agreement.

1.	BACKGROUND

The Parties entered into the Subscription Agreement as of 31 July 2024. On 28 April 2025, the Parties entered into an addendum agreement to the Subscription Agreement amending the Cap Table attached as Schedule 1 to the Subscription Agreement ("Addendum II"), replacing in its entirety the addendum that was entered into on 31 October 2024 ("Addendum I").

As set out in Clause 7 of the Shareholders' Agreement, and as evident from the Cap Table attached to the Subscription Agreement, additional capital is required for completion of the Vessel. Additional capital required from new investors was not secured prior to the fourth capital call. Thus, it has been agreed that to bridge the resulting funding gap, the Company will enter into a loan agreement dated 31 October 2025 for an amount of EUR 2,119,062 (the "Shareholder Loan") with United Maritime Corporation ("United"), an existing shareholder, as sole lender, and RGI Marine Ltd. At United's sole discretion and subject to the satisfaction of the Legal Conditions (as defined in the Shareholder Loan), the Shareholder Loan shall be converted into equity in the Company at a conversion price of EUR 0.80 per share. A copy of the Shareholder Loan is attached hereto as Annex 1.

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Against this background, the Parties agree to enter into this third addendum to the Subscription agreement to implement amendments to the Cap Table and funding schedule of the Company thereby replacing Addendum II in its entirety.

Further, the Parties undertake to ensure that the Shareholder Loan be converted into equity in the Company in accordance with the terms of the Shareholder Loan.

2.	CONDITIONS PRECEDENT

The entry into force of this Addendum is conditional upon the execution of the Shareholder Loan and second addendum agreement to the Shareholders' Agreement dated 31 October 2025.

3.	CAP TABLE

The Parties agree that the Cap Table attached as Schedule 1 to the Subscription Agreement, as amended by Addendum II, shall be replaced in its entirety with the following Cap Table:

Schedule 1 to Subscription Agreement:

Payments

Sahreholder	Month 0	Month 3	Month 9	Month 15	Month 33
United Maritime	€ 2,246,595	€ 1,156,068	€ 3,676,542	€ 2,065,938	€ 104,858

Steady Offshore Shipping	€ 557,150	€ 1,014,398	€ 228,453	€ 0	€ 0

Karean	€ 30,953	€ 69,047	€ 0	€ 0	€ 0

Jonathan Elkington	€ 120,000	€ 0	€ 0	€ 0	€ 0

RGI Marine Limited	€ 0	€ 0	€ 230,000	€ 0	€ 0

New Investor - Large	€ 0	€ 0	€ 0	€ 0	€ 1,150,077

Total	€ 2,954,698	€ 2,239,513	€ 4,134,995	€ 2,065,938	€ 1,254,935

The below cap tables show certain of the outcomes depending on settlement method of the Loan and other factors as applicable as per the Shareholders' Agreement and the Shareholder Loan.

Cap Table - New equity investor / Repayment of United loan

Shareholder	Month 0	Month 3	Month 9	Month 15	Month 33
United Maritime	3,121,595	4,277,663	7,954,205	10,520,142	10,625,000
Ownership	66.4%	61.6%	71.8%	68.9%	64.3%
Steady Offshore Shipping	557,150	1,571,547	1,800,000	1,800,000	1,800,000
Ownership	11.8%	22.6%	16.2%	11.8%	10.9%
Karean	30,953	100,000	100,000	100,000	100,000
Ownership	0.7%	1.4%	0.9%	0.7%	0.6%
Jonathan Elkington	120,000	120,000	120,000	120,000	120,000
Ownership	2.6%	1.7%	1.1%	0.8%	0.7%
RGI Marine Limited	875,000	875,000	1,105,000	605,000	605,000
Ownership	18.6%	12.6%	10.0%	3.96%	3.7%
New Investor - Large	0	0	0	2,119,062	3,269,139
Ownership	0	0	0	13.88%	20%
Total	4,704,697	6,944,210	11,079,205	15,264,205	16,519,139

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Cap Table - United loan conversion into RGI shares

Shareholder	Month 0	Month 3	Month 9	Month 15	Month 33
United Maritime	3,121,595	4,277,663	7,954,205	12,668,970	12,773,828
Ownership	66.4%	61.6%	71.8%	84.4%	78.5%
Steady Offshore Shipping	557,150	1,571,547	1,800,000	1,800,000	1,800,000
Ownership	11.8%	22.6%	16.2%	12.0%	11.1%
Karean	30,953	100,000	100,000	100,000	100,000
Ownership	0.7%	1.4%	0.9%	0.7%	0.6%
Jonathan Elkington	120,000	120,000	120,000	120,000	120,000
Ownership	2.6%	1.7%	1.1%	0.8%	0.7%
RGI Marine Limited	875,000	875,000	1,105,000	330,000	330,000
Ownership	18.6%	12.6%	10.0%	2.20%	2.0%
New Investor - Large	0	0	0	0	1,150,077
Ownership	0	0	0	0.00%	7%
Total	4,704,697	6,944,210	11,079,205	15,018,970	16,273,905

4.	SHAREHOLDER LOAN

The Parties undertake to ensure that all steps as required by Norwegian company law are taken, including, but not limited to, by the board of directors of the Company, to effectuate the conversion of the Shareholder Loan into equity in the Company in accordance with the terms of the Shareholder Loan. This includes but is not limited to voting in favour of a general meeting resolution recognising that the Shareholder Loan shall be a convertible loan in accordance with chapter 11 of the Norwegian Private Limited Liability Companies Act. In that respect, the Parties also undertake to waive any pre-emptive rights in accordance with the Norwegian Private Limited Liability Companies Act § 10-5, cf. § 10-4.

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[Signature page follows]

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RGI Marine Limited	Steady Offshore Shipping Pte Ltd

/s/ Bartholomew Richard Fairclough	/s/ Kuang Shihao
Name: Bartholomew Richard Fairclough	Name: Kuang Shihao
Title: Chairman	Title: Director

United Maritime Corporation	Karean AS

/s/ Stamatios Tsantanis	/s/ Anders Engeset
Name: Stamatios Tsantanis	Name: Anders Engeset
Title: CFO / Director	Title: Chairman

Mr Jonathan Elkington

/s/ Mr Jonathan Elkington

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Annex 1

Shareholder Loan

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